Issuer Free Writing Prospectus

Relating to Preliminary Prospectus dated July 22, 2013

Filed Pursuant to Rule 433

Registration Statement No. 333–189753

July 31, 2013

This free writing prospectus relates to the initial public offering of common stock by Marrone Bio Innovations, Inc. (the “Offering”) and should be read together with the preliminary prospectus, dated July 22, 2013 (the “Preliminary Prospectus”), relating to the Offering. The Preliminary Prospectus has been updated by Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-189753), which was filed with the Securities and Exchange Commission on July 31, 2013. A copy of the most recent preliminary prospectus included in Amendment No. 4 to the Registration Statement can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1441693/000119312513311352/d329931ds1a.htm.

The following summarizes certain disclosures in the preliminary prospectus included in Amendment No. 4 to the Registration Statement that update the disclosures in the Preliminary Prospectus. References below to “we” and “our” refer to Marrone Bio Innovations, Inc.

•	In order to provide greater clarity and consistency, we have revised historical discussions of preferred stock and preferred stock warrant issuances throughout the preliminary prospectus included in Amendment No. 4 to the Registration Statement, including in our consolidated financial statements, to give retroactive effect to a 1-for-3.138458 reverse stock split to be in effect prior to the effectiveness of the Registration Statement.
•	We have revised pages 118 and 120 to update the numbers of shares issuable upon the conversion of certain convertible notes.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the prospectus related to the offering can be obtained from Jefferies LLC, Equity Syndicate Prospectus Department, at 520 Madison Avenue, New York, New York, 10022, or by calling (877) 547-6340, or by emailing Prospectus_Department@Jefferies.com, and from Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, Minnesota 55402, by calling (800) 747-3924 or by emailing prospectus@pjc.com.